NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of American Depositary Shares (Each representing 60 shares of Common Stock) (the 'ADSs') of Distribucion y Servicio D&S S.A. (the 'Company') from listing and registration on the Exchange at the opening of business on February 9, 2009, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the ADSs are no longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that as of January 22, 2009, the Company had fewer than 600,000 publicly held ADSs as a result of a tender offer made by Inversiones Australes Tres Limitada, an indirectly wholly-owned subsidiary of Wal-Mart Stores, Inc. The tender offer expired at 10:00 a.m. on January 22, 2009. 1. Section 802.01A of the Exchange's Listed Company Manual states, in part, that the Exchange would normally give consideration to suspending or removing from the list a security of a company when the 'number of publicly-held shares is less than 600,000.' 2. The Exchange, on January 27, 2009, determined that the ADSs should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the ADSs from listing and registration on the Exchange. 3. Pursuant to the above authorization, a press release was issued on January 27, 2009, and an announcement was made on the 'ticker' of the Exchange at the opening and at the close of the trading session on January 27, 2009 of the proposed suspension of trading in the ADSs. Similar information was included on the Exchange's website. 4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist the Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. On January 28, 2009, the Company indicated in an email that it formally waived its right to a hearing relative to the delisting of the stated ADSs.